Exhibit 10 (g)

IMPERIAL SUGAR COMPANY

SUMMARY MANAGEMENT INCENTIVE PLAN

The Company has adopted Management Incentive Plans for Fiscal 2004 and 2005 for executive officers and certain other participants. The plans provide for cash bonuses based on achievement of a combination of individual performance goals and corporate profitability targets. The corporate profitability targets involve a combination of EBITDA and EVA (Economic Value Added). EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EVA is defined as EBITDA minus a charge for capital employed, calculated as 15% times average working capital and fixed assets. The achievement of individual performance goals and corporate profitability targets results in an incentive payment based on a participant’s bonus opportunity, which is set at a percentage of the participant’s base salary, ranging from 10% to 100% based on a participant’s responsibilities and position within the Company.

The schedule below lists for each executive officer target bonus opportunities for fiscal 2004 and 2005.

Fiscal 2004 Plan

A specified portion of the target bonus opportunity is allocated to individual performance goals. Individual performance goals are quantifiable and result in payment only if the individual performance goals are reached and a target EBITDA level is met. Actual EBITDA must equal at least 85% of target EBITDA to permit any payment on individual performance goals; at that level, the bonus payment would be at 50% of the individual performance component, increasing ratably to 100% when actual EBITDA reaches 100% of target EBITDA.

The balance of the bonus opportunity is based on the Company’s achievement of corporate profitability targets. Payment under this component requires actual EBITDA of at least 95% of target EBITDA, which yields a payment of 75% of this bonus component; the amount paid increases ratably to 100% as actual EBITDA increases to 100% of target EBITDA. Thereafter, the corporate profitability component increases by 11.5% of the increase in EVA (but not to exceed 250% of the target amount under this component).

Fiscal 2005 Plan

The fiscal 2005 plan is similar to the 2004 plan, except that officers receive a payment of 37.5% under the corporate profitability component when actual EBITDA is 95% of target EBITDA, increasing ratably to a 50% payment when actual EBITDA equals 100% of target EBITDA. Officers will be paid an increasing amount up to 100% of their target under the corporate profitability component as actual EBITDA increases to an enhanced target EBITDA level. Thereafter, the corporate profitability component increases (but not to exceed 200% of the target amount under this component) as EVA increases.

Executive Officer	Target Percentage of Salary
Robert A. Peiser	100
Paul Durlacher	70 (2005 only)
T. Kay Hastings	50
Patrick D. Henneberry	80
William F. Schwer	50
Darrell D. Swank	50
H.P. Mechler	30
J. Eric Story	30

The corporate profitability component represents 70% of the target for Messrs. Peiser and Durlacher, and 60% of the target for the remaining executive officers.